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CONTACT:   Michele Boeding, PR/Investor Relations
           Enterprise Systems, Inc.
           847-537-4800, Ext. 7377
           Traded: NASDAQ--ESIX


                         ENTERPRISE SYSTEMS TO ACQUIRE
                         CONTINENTAL MATERIALS DIVISION


WHEELING, IL--May 28, 1996--Enterprise Systems, Inc. (ESi), a leading provider of healthcare information management software, announced today plans to acquire the materials management division of Continental Healthcare Systems, Inc. of Overland Park, Kansas for approximately $13.9 million.

"This combination will enable us to strengthen our leadership role in materials management, broaden our product line with the addition of the UNIX-based Matkon solution that caters to large healthcare networks, and pool our experience to take the best ideas of Enterprise and Continental and offer superior products and services to our clients," commented Chief Executive Officer Glen Tullman.

The acquisition will increase Enterprise's client base, close to 1,000 healthcare organizations, and provide additional cross-selling opportunities for ESi's healthcare resource management product suite, which includes materials management, operating room logistics and enterprise-wide patient and staff scheduling.

"The shared vision of the two organizations and the complementary nature of the product lines made this a natural fit," said Mike Forgash, president of Continental. "Pooling our R & D dollars, as well as our sales, implementations and client service experience, will be a big win for our clients. They will now get the best of both worlds," added Forgash.

1400 South Wolf Road, Wheeling, Illinois 60090     800-332-1600  .  847-537-4800
                               847-537-4866 Fax
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Enterprise will continue to sell, support and enhance the Matkon product line and maintain Matkon facilities in Overland Park and Denver, CO, while consolidating an Illinois location. "Continental's people and experience base are key to our continued success, and we want to capitalize on their experience and relationships," commented Tullman.

Enterprise Systems, founded in 1981, serves healthcare organizations throughout North America. ESi offers an integrated suite of resource management software in a Windows-based, client-server environment that helps healthcare organizations manage people, supplies, equipment, facilities and services. ESi works closely with its healthcare clients to improve business processes, reduce costs and improve patient care across the continuum of care.

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